Exhibit 99.1

The following unaudited pro forma condensed consolidated financial statements present the historical financial statements of Comarco, Inc., (the “Company”) with adjustments relating to the sale, pursuant to the Asset Purchase Agreement, of the Company’s call box business which was completed on July 10, 2008. The unaudited pro forma condensed consolidated balance sheet as of April 30, 2008 is presented as if the sale had been completed on April 30, 2008. The unaudited pro forma condensed consolidated statements of operations for the three month period ended April 30, 2008 and the year ended January 31, 2008 are presented as though the sale had been completed on February 1, 2007.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes previously filed in our Form 10-K for the year ended January 31, 2008 and Form 10-Q for the three month period ended April 30, 2008. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations or financial position of the Company that would have been reported had the sale been completed as of the dates presented, and are not necessarily representative of the future consolidated results of operations or financial position of the Company.

Pursuant to the terms of the Asset Purchase Agreement, the Company sold the net assets of the call box division on July 10, 2008 for total cash of $2.7 million which was received on July 10, 2008. The purchase price was determined based upon the net assets of the call box division as of June 30, 2008 and therefore, an adjustment will be made to the purchase price for call box operations from July 1, 2008 through July 10, 2008. The Company expects to record a gain on the sale of net assets of approximately $0.4 million and expects to incur transaction costs consisting primarily of legal and accounting fees of approximately $0.1 million.

Commencing with its second quarter filing, the Company will account for the operations of its call box business as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets.

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of April 30, 2008

(In thousands)

	Comarco Historical	Less: Adjusted Call Box Historical	Comarco Pro Forma
Current Assets:
Cash and cash equivalents	$10,068	$—	$10,068
Short-term investments	146	—	146
Accounts receivable, net	15,636	973	14,663
Inventory, net	4,619	1,504	3,115
Other current assets	965	15	950

Total current assets	31,434	2,492	28,942
Property and equipment, net	2,472	14	2,458
Software development costs, net	153	—	153
Acquired intangible assets, net	546	—	546
Goodwill	1,898	—	1,898
Restricted cash	250	—	250
Other assets	17	13	4

Total assets	$36,770	$2,519	$34,251

Current Liabilities:
Accounts payable	$985	$43	$942
Deferred revenue	4,797	562	4,235
Deferred compensation	146	—	146
Accrued liabilities	9,620	543	9,077

Total current liabilities	15,548	1,148	14,400
Fin 48 tax liability	86	—	86
Deferred rent	522	—	522
Deferred revenue	1,354	15	1,339

Total liabilities	17,510	1,163	16,347

Stockholders’ Equity:
Common stock	733	—	733
Paid-in capital	14,536	—	14,536
Retained earnings	3,991	1,356	2,635

Total stockholders’ equity	19,260	1,356	17,904

Total liabilities and stockholders’ equity	$36,770	$2,519	$34,251

Note:	The call box historical amounts disclosed above exclude certain allocations made for business segment reporting as disclosed in the Company’s Form 10-Q for the quarter ended April 30, 2008.

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended April 30, 2008

(In thousands, except per share amounts)

	Comarco Historical	Less: Adjusted Call Box Historical	Comarco Pro Forma
Revenue	$12,333	$2,421	$9,912
Cost of revenue	7,653	1,464	6,189

Gross profit	4,680	957	3,723
Selling, general and administrative expenses	4,312	83	4,229
Engineering and support costs	2,078	100	1,978

Operating income (loss)	(1,710)	774	(2,484)
Other income, net	53	—	53

Income (loss) before income taxes	(1,657)	774	(2,431)
Income tax expense	—	—	—

Net income (loss)	$(1,657)	$774	$(2,431)

Basic and Diluted:
Net loss per share	$(0.23)		$(0.33)
Weighted average shares outstanding	7,327		7,327

Note:	The call box historical amounts disclosed above exclude certain allocations made for business segment reporting as disclosed in the Company’s Form 10-Q for the quarter ended April 30, 2008.

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended January 31, 2008

(In thousands, except per share amounts)

	Comarco Historical	Less: Adjusted Call Box Historical	Comarco Pro Forma
Revenue	$23,200	$11,109	$12,091
Cost of revenue	17,374	6,311	11,063

Gross profit	5,826	4,798	1,028
Selling, general and administrative expenses	10,244	356	9,888
Asset impairment charge	496	496	—
Engineering and support costs	8,799	387	8,412

Operating income (loss)	(13,713)	3,559	(17,272)
Other income, net	842	—	842
Gain on sale of investment in SwissQual	1,976	—	1,976
Gain on sale of equipment, net	321	—	321

Income (loss) before income taxes	(10,574)	3,559	(14,133)
Income tax expense (benefit)	(590)	—	(590)

Net income (loss)	$(9,984)	$3,559	$(13,543)

Basic and Diluted:
Net loss per share	$(1.36)		$(1.85)
Weighted average shares outstanding	7,338		7,338

Note:	The call box historical amounts disclosed above exclude certain allocations made for business segment reporting as disclosed in the Company’s Form 10-K for the year ended January 31, 2008.

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